Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147157) pertaining to the Zep Inc. 401(k) Plan of Zep Inc. of our report dated June 20, 2014, with respect to the financial statements and schedule of the Zep Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Babush Neiman Kornman & Johnson, LLP

Atlanta, Georgia

June 20, 2014